Exhibit 23.C
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of El Paso Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of El Paso Corporation’s natural gas and oil reserves as of December 31, 2004.
/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.
Houston, Texas
December 2, 2005